Free Writing Prospectus to Preliminary Pricing Supplement No. 853

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 31, 2024; Filed pursuant to Rule 433

Morgan Stanley

2-Year Worst-of INDU, SPX and RTY Buffered PLUS

This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying indices:	Dow Jones Industrial AverageSM (INDU), S&P 500® Index (SPX) and Russell 2000® Index (RTY)
Leverage factor:	200%
Maximum payment at maturity:	124% to 129% of principal
Buffer amount:	20% of principal (80% maximum loss)[1]
Pricing date:	February 29, 2024
Valuation date:	March 2, 2026
Maturity date:	March 5, 2026
CUSIP:	61771WVJ4
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1666268/000183988224002715/ms853_424b2-01728.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlying index, which could be any underlying index. The graph and table below illustrate the payment at maturity depending on the performance of the worst performing underlying index.

Change in Worst Performing Underlying Index	Return on Buffered PLUS
+50.00%	24.00%*
+40.00%	24.00%*
+30.00%	24.00%*
+20.00%	24.00%*
+12.00%	24.00%
+10.00%	20.00%
+5.00%	10.00%
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-21.00%	-1.00%
-30.00%	-10.00%
-40.00%	-20.00%
-50.00%	-30.00%
-60.00%	-40.00%
-70.00%	-50.00%
-80.00%	-60.00%
-90.00%	-70.00%
*Assumes a maximum payment at maturity of 124% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Buffered PLUS

●The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount.

●The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

●The market price of the Buffered PLUS will be influenced by many unpredictable factors.

●The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the Buffered PLUS is not linked to the values of the underlying indices at any time other than the valuation date.

●Investing in the Buffered PLUS is not equivalent to investing in any underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the Buffered PLUS is $965.90 per Buffered PLUS, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS.

●The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to the Underlying Indices

●You are exposed to the price risk of each underlying index.

●Because the Buffered PLUS are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a loss on your investment than if the Buffered PLUS were linked to just one underlying index.

●The Buffered PLUS are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

●Adjustments to the underlying indices could adversely affect the value of the Buffered PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Buffered PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.